Exhibit 99.1

CONTACT: Leonard Ferro

(336) 665-3037

Galey & Lord Announces Emergence from Bankruptcy and New Directors

GREENSBORO, NORTH CAROLINA, MARCH 5, 2004 – Galey & Lord, Inc. (the “Company”) announced today that it has emerged from Chapter 11 and gone effective under its Plan of Reorganization (which, as previously announced, was confirmed by the U.S. Bankruptcy Court on February 9, 2004). In accordance with the Plan of Reorganization, the Company has a $70 million exit financing facility from General Electric Capital Corporation of which approximately $22 million was drawn upon emergence. John J. Heldrich, the newly-promoted President and CEO of Galey & Lord commented, “We are pleased to emerge from Chapter 11, and I would like to thank the Company’s customers, employees, and suppliers for their continued support. Their loyalty has made it possible to reach this point.”

Mr. Heldrich will serve on the board of directors of Galey & Lord, along with Blon Dean Brown, Jr., Managing Director of Hampshire Advisory Partners; Lawrence F. Himes, President and CEO of Duro Textiles LLC; John Kourakos, former President of Warnaco Sportswear Group; Charles W. McQueary, Chairman of the Board and Managing Partner of Corinthian Health Services, Inc.; Richard Redden, former Chief Operating Officer of Lee Jeans and Forstmann Industries; and Michael Rich, Portfolio Manager of Highland Capital Management. With the Company’s successful emergence from bankruptcy today, Peter A. Briggs, a Managing Director with turnaround consulting firm Alvarez & Marsal, LLC, has completed his role as Chief Restructuring Officer.

The Company believes it is the market leader in producing innovative woven sportswear fabrics as a result of its expertise in sophisticated and diversified finishing. Fabrics are designed in close partnership with a diversified base of customers to capture a large share of the middle and high end of the bottomweight woven market. The Company also believes it is one of the world’s largest producers of differentiated and value-added denim products. The Company and its foreign subsidiaries employ approximately 3,300 employees in the United States and 215 employees in its owned foreign operations. The Company and its joint venture interests operate in the U.S., Canada, Mexico, Asia, Europe and North Africa.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made herein are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions, or changes in factors affecting such statements.

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